Exhibit 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS.

Byron Center, MI, January 18, 2008 - - OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported 2007 financial results. For the full year, net income was $6,729,000, down 4% from the record net income of $7,022,000 reported in 2006. Basic and diluted earnings per share also declined 4% for the same period. The slight decline in 2007 net income reflects a significant increase in the provision for loan losses, loan collection costs associated primarily with one commercial borrower and employee health care costs. At year-end, the bank reached a new record for total assets, which exceeded $743 million, up 11% from the prior year.

Fourth quarter net income of $1,476,000 was down 22% from the $1,888,000 reported in the same period of 2006. Basic and diluted earnings per share in the fourth quarter of 2007 were $0.55, a decline of 21% from the $0.70 reported for the fourth quarter of 2006. Earnings were impacted by an increase in the provision for loan losses, the reversal of previously-accrued interest on loans placed on non-accrual and unusually high employee health care costs.

“Despite unprecedented challenges to the Michigan economy, our 2007 earnings represented near-record performance. In fact, net income was the second-best in the long history of our company,” said Patrick K. Gill, President and CEO. “Our exceptional team remains committed to helping our customers and shareholders achieve prosperity in all economic environments.”

Byron Bank’s net interest margin declined to 3.49% in the current quarter, compared to 3.79% for the fourth quarter of 2006. The net interest margin in the fourth quarter of 2007 includes the reversal of $97,000 of interest income on loans that were placed on non-accrual during the quarter. Excluding the reversal of accrued interest described above, the net interest margin in the fourth quarter would have been 3.55%. The declining trend of the net interest margin reflects the on-going competitive pressure of both loan and deposit pricing. Net interest income increased 2% in 2007, despite an 11% increase in total assets.

The provision for loan losses was $442,000 higher in the fourth quarter of 2007 compared to the fourth quarter of 2006. The increase is a result of the continued weakness in the residential real estate construction market, continued overall weakness in the Michigan economy, and strong loan growth in the fourth quarter.

Total non-interest income increased $372,000, or 20%, in the fourth quarter of 2007 compared to the same quarter last year. Increases in fee income from all lines of business contributed to the strong growth, including a 31% increase in mortgage banking revenue and 70% increase in insurance premiums and brokerage fees. The increase in insurance and brokerage fees includes $125,000 of annual profit sharing revenue based on insurance sales production and losses for 2007. Total non-interest income for the year was up 27% over 2006. Double-digit increases were achieved in deposit service charges, mortgage banking, and investment and insurance revenue. Non-interest income represented 26.1% of total revenue in 2007 compared to 22.1% during 2006.

Operating expenses were 14% higher in the fourth quarter of 2007 compared to the fourth quarter of 2006. Unusually high employee health insurance cost and higher FDIC insurance premiums contributed the majority of the increase for the quarter. The increase in the FDIC insurance reflects the full utilization of the bank’s FDIC credits during the third quarter of 2007. The increases in employee health care and FDIC insurance, combined with increases in loan collection expenses, advertising, and higher occupancy and equipment cost associated with the renovation of several branches and the main office contributed to a 13% increase in operating expense during 2007.

Compared to one year ago, total assets increased $74 million, or 11%, total loans increased $68 million, or 13%, and total deposits declined $2 million, or less than 1%. The decline in deposits reflects an intentional shift from brokered certificates of deposits to lower costing FHLB advances, repurchase agreements and Fed funds purchased. The bank continues to be well capitalized, with an equity-to-asset ratio of 9.5% at December 31, 2007, compared to 9.8% at December 31, 2006.

Non-performing assets to total assets increased from .17% at December 31, 2006 to .93% at December 31, 2007. Continued weakness in residential real estate construction and a $1,269,000 loan, which is guaranteed by the U.S. Department of Agriculture, which is in the process of collection, contributed to the $1.9 million increase in non-performing assets during the fourth quarter. Net loans charged-off as a percent of total average loans was .31% during 2007 compared to .04% for 2006. Net loans charged-off in the fourth quarter totaled $1,427,000 compared to $101,000 during the fourth quarter of 2006. The higher level of net loan losses in the fourth quarter reflects significant charge-offs on two separate commercial loans. It is believed that the remaining balances on these two credits will be collected.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 13 banking offices serving 13 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:
Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	| |	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data) ASSETS	December 31, 2007 (Unaudited)	December 31, 2006

Cash and cash equivalents	$15,342	$14,298

Available-for-sale securities	117,627	116,582

Loans held for sale	3,496	1,620

Total loans	582,296	514,538
Allowance for loan losses	(7,008)	(7,510)

Net Loans	575,288	507,028

Accrued interest receivable	3,580	3,718
Premises and equipment, net	16,372	16,001
Restricted investments	3,379	3,098
Other assets	8,362	7,027

Total assets	$743,446	$669,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$74,015	$72,683
Interest bearing	491,433	494,324

Total deposits	565,448	567,007

Federal funds purchased	37,600	3,050
Repurchase Agreements	20,350	-
FHLB Advances	43,258	24,237
Other borrowed funds	436	4,000
Other liabilities	5,541	5,257

Total liabilities	672,633	603,551

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,458
Additional paid-in capital	32,778	23,880
Retained earnings	35,014	39,766
Accumulated other comprehensive income	318	(283)

Total stockholders' equity	70,813	65,821

Total liabilities and stockholders' equity	$743,446	$669,372

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	| |	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended December 31, (Unaudited)		Twelve Months ended December 31, (Unaudited)

	2007	2006	2007	2006

Interest Income
Interest and fees on loans	$10,201	$9,610	$40,717	$36,022
Available-for-sale securities	1,330	1,246	5,129	4,615
Restricted investments	40	43	158	173
Other interest income	3	49	79	243

Total interest income	11,574	10,948	46,083	41,053

Interest expense
Deposits	4,670	4,765	19,244	16,248
Borrowed funds	1,076	387	3,327	1,826

Total interest expense	5,746	5,152	22,571	18,074

Net interest income	5,828	5,796	23,512	22,979

Provision for loan losses	562	120	1,221	540

Net interest income after provision for loan losses..	5,266	5,676	22,291	22,439

Non-interest income
Service charges on deposit accounts	1,397	1,315	5,224	3,922
Mortgage banking	243	185	999	770
Net gain on sales of available for sale securities	2	2	12	18
Insurance premiums and brokerage fees	428	252	1,325	1,107
Other	189	133	728	708

Total non-interest income	2,259	1,887	8,288	6,525

Non-interest expenses
Salaries	2,546	2,545	10,223	9,590
Employee benefits	667	308	2,170	1,718
Occupancy (net)	395	369	1,581	1,509
Furniture and fixtures	285	250	1,134	970
Other	1,722	1,443	6,456	5,262

Total non-interest expenses	5,615	4,915	21,564	19,049

Income before federal income taxes	1,910	2,648	9,015	9,915

Federal income taxes	434	760	2,286	2,893

Net income	$1,476	$1,888	$6,729	$7,022

Income per common share: *
Basic	$0.55	$0.70	$2.49	$2.60
Diluted	$0.55	$0.70	$2.49	$2.60

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	| |	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited) (Dollars in thousands except per share data)	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006

Earnings
Net interest income	$5,828	$5,937	$6,032	$5,715	$5,796
Provision for loan losses	$562	$162	$337	$160	$120
Non-interest income	$2,259	$2,057	$2,041	$1,931	$1,887
Non-interest expense	$5,615	$5,465	$5,371	$5,113	$4,915
Net income	$1,476	$1,761	$1,752	$1,740	$1,888
Basic earnings per share*	$0.55	$0.65	$0.65	$0.64	$0.70
Diluted earnings per share*	$0.55	$0.65	$0.65	$0.64	$0.70
Average shares outstanding*	$2,703	$2,703	$2,703	$2,703	$2,703

Performance Ratios
Return on average assets	0.80%	0.97%	1.01%	1.04%	1.13%
Return on average equity	8.32%	10.19%	10.39%	10.61%	11.48%
Net interest margin (tax-equivalent)	3.49%	3.57%	3.77%	3.71%	3.79%
Efficiency ratio	67.5%	66.7%	65.0%	65.0%	62.7%
Full-time equivalent employees	200	197	196	196	195
Ending equity to ending assets	9.53%	9.49%	9.47%	9.75%	9.83%
Book value per share*	$26.20	$25.67	$24.97	$24.83	$24.24

Asset Quality
Net loans charged-off	$1,427	$116	$67	$113	$101
Net charge-offs to total average loans (annualized)	1.00%	0.08%	0.05%	0.09%	0.08%
Nonperforming assets	$6,932	$5,041	$4,542	$2,003	$1,140
Allowance for loan losses to total loans	1.20%	1.40%	1.42%	1.41%	1.46%
Nonperforming assets to total assets	0.93%	0.69%	0.64%	0.29%	0.17%

(Dollars in thousands except per share data)	YTD 12/31/07	YTD 12/31/06

Earnings
Net interest income	$23,512	$22,979
Provision for loan losses	$1,221	$540
Non-interest income	$8,288	$6,525
Non-interest expense	$21,564	$19,049
Net income	$6,729	$7,022
Basic earnings per share*	$2.49	$2.60
Diluted earnings per share*	$2.49	$2.60
Average shares outstanding*	2,703	2,703

Performance Ratios
Return on average assets	0.95%	1.11%
Return on average equity	9.85%	11.15%
Net interest margin (tax-equivalent)	3.63%	3.92%
Efficiency ratio	66.1%	63.3%

Asset Quality
Net loans charged-off	$1,723	$190
Net charge-offs to total average loans (annualized)	0.31%	0.04%

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2007.